Exhibit 99.1

MagnaChip Semiconductor Reports

Third Quarter Results

Seoul, South Korea, October 23, 2008 – MagnaChip Semiconductor today announced results for the third quarter ended September 28, 2008.

Revenue for the three months ended September 28, 2008 was $176 million, compared to $200 million in the third quarter of 2007.

Sang Park, Chairman and CEO of MagnaChip Semiconductor, commented, “Due to the current economic environment and tightened credit supply, Q3 demand from customers was much weaker than expected. Q3 revenue came in at $176.0 million, a decrease of 9.6% as compared to the second quarter of 2008 and a decrease of 12.0% as compared to the third quarter of 2007. Looking ahead, we expect current market conditions and weak customer demand to continue in the short term. Despite the challenging economic environment, we see opportunities for growth through new product ramp-ups and new customers going into 2009.”

Subsequent to the quarter end, we announced the closing of our Imaging Solutions business segment, subject to our continuing support for existing customers. In connection with this action, we recorded impairment charges of $26.3 million at the end of the quarter, in accordance with FAS 144. We expect to record approximately $15.2 million in restructuring charges in the fourth quarter, in accordance with FAS 146. Of a total of approximately $41.5 million in restructuring and impairment charges, $27.6 million relates to non-cash charges and approximately $13.9 million relates to cash expenditures, which are expected to be paid over the next 18 months.

Gross margin was $40.5 million or 23.0% of revenue for the quarter ended September 28, 2008, compared to $31.3 million or 15.6 % of revenue for the third quarter of 2007.

Operating expenses were $79.7 million in the current quarter. This included $26.3 million in impairment charges for the closing of our Imaging Solutions business segment. Excluding impairment charges, operating expenses for the third quarter of 2008 were $53.4 million or 30.4% of revenue, compared to $57.0 million or 28.5% of revenue for the third quarter of 2007.

Operating loss was $39.2 million during the third quarter. Excluding the impairment charges, the operating loss for the third quarter of 2008 was $12.9 million compared to $25.7 million in the prior year’s third quarter.

Net interest expense for the third quarter of 2008 was $15.6 million compared to $15.3 million in the third quarter of 2007.

Net loss for the three months ended September 28, 2008 was $139.8 million. Excluding impairment charges, the loss was $113.5 million, compared to a net loss of $38.8 million in the prior year’s third quarter. The net loss results were negatively impacted by a foreign currency loss of $81.6 million in the third quarter of 2008, compared to a foreign currency gain of $4.9 million in the third quarter of 2007. A substantial portion of this net foreign currency loss resulted from a non-cash translation loss recorded for intercompany borrowings at our Korea subsidiary that are denominated in U.S. dollars.

Robert Krakauer, President and CFO of MagnaChip Semiconductor, said, “In spite of the tough environment, we recorded a gross margin of over 23.0%. As a result of the closing of our Imaging Solutions business segment, the Company expects cost savings, including reductions in research and development and capital expenditures, of approximately $50.0 million in the Company’s fiscal year 2009 as compared to 2008. To further improve on our margin and cash flow, we have started cost management initiatives to improve our cost structure a further $20 million over the coming year.”

Investor Conference Call / Webcast Details

MagnaChip will report full results for the third quarter 2008 on Thursday, October 23, 2008 at 6:30 p.m. in New York (7:30 a.m., Friday, October 24, 2008 in Seoul). The conference call will be available at www.magnachip.com and by telephone at +1-201-689-8560. A replay of the call will be available in two hours after the call through midnight on Thursday, October 30, 2008 in New York (1 p.m. on Friday, October 31, 2008 in Seoul) at www.magnachip.com and by telephone at +1-201-612-7415. The account number to access the replay is 3055 and the conference ID number is 298925, respectively.

About MagnaChip Semiconductor

Headquartered in Seoul, South Korea, MagnaChip Semiconductor is a leading, Asia-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications, such as mobile phones, digital televisions, flat panel displays, notebook computers, mobile multimedia devices and digital cameras. The Company has a broad range of analog and mixed-signal semiconductor technology, supported by its 29-year operating history, large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, visit www.magnachip.com.

Forward-Looking Statements:

Certain statements contained in this press release contain forward-looking statements regarding MagnaChip Semiconductor’s operations, economic performance and financial condition, including, but not limited to, expected future costs savings. Although MagnaChip Semiconductor believes that the expectations reflected in these statements are reasonable, no assurance can be given that such expectations will prove to have been correct as a result of many factors, including those described in our annual report on Form 10-K for the year ended December 31, 2007 and our other filings with the Securities and Exchange Commission.

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CONTACT:

In Korea: Bohye Jeon, PR Manager Tel: 82-2-6903-3316 bohye.jeon_mpr@magnachip.com	In the U.S.: Joseph Villalta at The Ruth Group Tel:+646-536-7003 jvillalta@theruthgroup.com

MagnaChip Semiconductor

Condensed Consolidated Statements of Operations

(In thousands of U.S. Dollars, except per unit data)

(Unaudited)

	Three months ended
	September 28, 2008	September 30, 2007
Net sales	$176,012	$200,045
Cost of sales	135,505	168,702

Gross profit	40,507	31,343
Operating expenses:
Selling, general and administrative	21,226	23,644
Research and development	32,199	33,437
Restructuring and impairment charges	26,285	—

Operating loss	(39,203)	(25,738)
Other income (expenses):
Interest expenses, net	(15,631)	(15,336)
Foreign currency gain (loss), net	(81,640)	4,855

Loss before income taxes	(136,474)	(36,219)
Income tax expenses	3,317	2,547

Net loss	$(139,791)	$(38,766)

Dividends accrued on preferred units	3,306	3,010

Net loss attributable to common units	$(143,097)	$(41,776)

Net loss per common unit
Basic and Diluted	$(2.71)	$(0.79)
Common units used in per common unit calculation: Basic and Diluted (in thousands)	52,832	52,814

Key Ratios & Information:
Gross Margin	23.0%	15.6%
Operating Expenses as a % of Revenue	45.3%	28.5%
Operating Margin	(22.3)%	(12.9)%
Depreciation & Amortization Expense	20,870	48,812
Capital Expenditures	4,673	39,962

MagnaChip Semiconductor

Condensed Consolidated Balance Sheets

(In thousands of US Dollars)

(Unaudited)

	September 28, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$23,870	$64,345
Accounts receivable, net	140,441	123,789
Inventories, net	59,768	75,867
Other current assets	24,019	16,722

Total current assets	248,098	280,723
Property, plant and equipment, net	204,196	279,669
Goodwill and intangible assets, net	55,077	104,725
Other non-current assets	39,784	42,766

Total assets	$547,155	$707,883

Liabilities & Unitholders’ Equity
Current liabilities
Accounts and other payable	$125,419	$120,638
Short-term borrowings	90,000	80,000
Other current liabilities	28,890	24,477

Total current liabilities	244,309	225,115
Long-term borrowings	750,000	750,000
Other non-current liabilities	78,778	80,842

Total liabilities	1,073,087	1,055,957
Redeemable convertible preferred units	139,110	129,405

Unitholders’ equity	(665,042)	(477,479)

Total liabilities, redeemable convertible preferred units and unitholders’ equity	$547,155	$707,883

MagnaChip Semiconductor

Condensed Consolidated Statements of Cash Flows

(In thousands of US Dollars)

(Unaudited)

	Nine months ended
	September 28, 2008	September 30, 2007
Cash flows from operating activities
Net loss	$(267,281)	$(151,072)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	62,752	138,787
Provision for severance benefits	13,444	13,985
(Gain) loss on foreign currency translation, net	155,929	(9,623)
Impairment charges	26,285	10,106
Changes in accounts and other receivable	(41,181)	(46,699)
Changes in inventories	1,919	(34,528)
Changes in accounts and other payable	15,873	51,687
Changes in accrued expenses	10,701	6,118
Other	(5,169)	8,014

Net cash used in operating activities	(26,728)	(13,225)

Cash flows from investing activities
Capital expenditures	(25,864)	(64,922)
Other	3,023	486

Net cash used in investing activities	(22,841)	(64,436)

Cash flows from financing activities
Exercise of unit options	183	111
Repurchase of common units	(496)	—
Proceeds from short-term borrowings	175,000	70,397
Repayment of short-term borrowings	(165,000)	(20,000)

Net cash provided by financing activities	9,687	50,508

Effect of exchange rates on cash and cash equivalents	(593)	(86)

Net decrease in cash and cash equivalents	(40,475)	(27,239)

Cash and cash equivalents
Beginning of the period	64,345	89,173

End of the period	$23,870	$61,934